Aastrom Biosciences, Inc. Announces Date of 2010 Annual Meeting of Shareholders

Ann Arbor, Michigan, August 2, 2010 (11:30 am ET) — Aastrom Biosciences, Inc. (NASDAQ: ASTM) today announced that it currently plans to hold its 2010 Annual Meeting of Shareholders on October 21, 2010. Shareholders of record as of August 26, 2010 are entitled to notice of and to vote at the 2010 Annual Meeting of Shareholders.

About Aastrom Biosciences
Aastrom Biosciences is developing expanded autologous cellular therapies for use in the treatment of severe cardiovascular diseases. The company’s proprietary cell-processing technology enables the production of cellular therapies expanded from a patient’s own bone marrow and delivered directly to damaged tissues. Aastrom has advanced its cell therapies into late-stage clinical development, including a planned Phase 3 clinical program for the treatment of patients with critical limb ischemia and two ongoing Phase 2 clinical trials in patients with dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com.

Media contact	Investor Contact
Stephen Zoegall Berry & Company 212 253–8881 szoegall@berrypr.com	Kimberli O’Meara Aastrom Biosciences 734 930–5777 ir@aastrom.com

This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans, objectives and expectations, clinical activity timing, intended product development, disease treatment and progression, patient symptoms and responses to treatment, treatment options and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.